                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-3

                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                   AMTEC, INC.
            (Exact name of registrant as specified in its charter)

          Delaware                                           52-1989122
(State or other jurisdiction of                           (I.R.S. Employer
incorporation or organization)                           Identification No.)

                       599 Lexington Avenue, 44th Floor
                           New York, New York 10022
                                (212) 319-9160
    (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                     Joseph R. Wright, Jr., Chairman and
                            Chief Executive Officer
                                  AmTec, Inc.
                       599 Lexington Avenue, 44th Floor
                           New York, New York 10022
                                (212) 319-9160
          (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                                With copies to:
                            Yvonne E. Chester, Esq.
                     Troy & Gould Professional Corporation
                       1801 Century Park East, Suite 1600
                         Los Angeles, California 90067
                                (310) 553-4441
         Approximate date of commencement of proposed sale to public:
     From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                Proposed Maximum     Proposed Maximum
Title of Each Class of Securities To Be        Amount To Be      Offering Price     Aggregate Offering       Amount of
Registered                                      Registered         Per Share               Price          Registration Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock ($.001 par value) . . . . . .  6,984,127 shares(1)      $2.97(2)          $20,742,858(2)          $6,286

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Plus an indeterminate number of additional shares of Common Stock that may be issuable upon conversion of certain of the preferred stock as a result of the antidilution provisions thereof.
(2) Estimated pursuant to Rule 457(c), solely for the purpose of calculating the registration fee, based on the average of the high and low sale prices per share of Common Stock, as reported on the American Stock Exchange, on August 6, 1997.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED AUGUST  8, 1997

PROSPECTUS


                                  AMTEC, INC.

                        6,984,127 SHARES OF COMMON STOCK

          This Prospectus relates to the offer by the securityholders named herein ("Selling Securityholders") for sale from time to time of up to 6,984,127 shares (the "Shares") of Common Stock, $.001 par value (the "Common Stock"), of AmTec, Inc., a Delaware corporation (formerly AVIC Group International, Inc., and referred to herein as the "Company"). To the extent required by applicable law or Securities and Exchange Commission regulations, this Prospectus shall be delivered to purchasers upon resale of the Shares by the Selling Securityholders. The Shares consist of (i) 2,651,127 currently outstanding shares of Common Stock, (ii) 2,100,000 shares of Common Stock issuable in connection with the conversion of currently outstanding shares of Series C Convertible Preferred Stock (the "Series C Preferred Shares") of the Company, together with any accrued but unpaid dividends on the Series C Preferred Shares that the Company may pay in shares of Common Stock upon conversion of the Series C Preferred Shares and (iii) 2,233,000 shares of Common Stock issuable in connection with the conversion of currently outstanding shares of Series D Convertible Preferred Stock (the "Series D Preferred Shares") of the Company, together with any accrued but unpaid dividends on the Series D Preferred Shares that the Company may pay in shares of Common Stock upon conversion of the Series D Preferred Shares. The number of shares of Common Stock issuable in connection with the conversion of the Series C Preferred Shares and the Series D Preferred Shares is subject to adjustment. The Company will not receive any proceeds from the sale of the Shares offered hereby. The terms of the Series C Preferred Shares and the Series D Preferred Shares provide that the Company may receive certain cash consideration in connection with the conversion of such preferred stock. The amount of such cash consideration is based in part on the market price of the Common Stock during the 30 business day period immediately preceding the date of conversion and is not susceptible to current calculation. See "Use of Proceeds."

          The Common Stock is listed on the American Stock Exchange under the symbol "ATC." The closing price of the Common Stock reported on the American Stock Exchange on August 6, 1997 was $3.00 per share.

          The Selling Securityholders have advised the Company that they may sell, directly or through brokers, all or a portion of the securities offered hereby in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. In connection with such sales, the Selling Securityholders and any participating broker may be deemed to be "underwriters" of the Common Stock within the meaning of the Securities Act of 1933, as amended. It is anticipated that usual and customary brokerage fees will be paid by the Selling Securityholders in all open market transactions. The Company will pay all other expenses of this offering. See "Plan of Distribution."

                          --------------------------

            AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES
                 A HIGH DEGREE OF RISK.  SEE "RISK FACTORS" ON
                    PAGES 6 THROUGH 10 OF THIS PROSPECTUS.

                          --------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is ___________, 1997

                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. The Common Stock of the Company is listed on the American Stock Exchange. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the American Stock Exchange, Inc. at 86 Trinity Place, New York, New York 10006.

          Additional information regarding the Company and the securities offered hereby is contained in the Registration Statement of which this Prospectus is a part, and the exhibits thereto, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Company with the Commission under the Exchange Act are incorporated in this Prospectus by reference: (a) the Company's Annual Report on Form 10-KSB for the year ended March 31, 1997, filed with the Commission on July 15, 1997; and (b) the description of the Common Stock set forth in the Company's Registration Statement on Form 8-A under the Exchange Act filed with the Commission on November 19, 1996, including any amendment or report subsequently filed by the Company for the purpose of updating that description. The file number of each of the foregoing documents is 0-22520.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Timothy P. F. Crowley, Corporate Secretary, AmTec, Inc., 599 Lexington Avenue, 44th Floor, New York, New York 10022. Telephone requests may be directed to Mr. Crowley at (212) 319-9160.




                                       2.

                         SAFE HARBOR STATEMENT UNDER THE
                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

          EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO ECONOMIC, COMPETITIVE, GOVERNMENTAL, INTERNATIONAL AND TECHNOLOGICAL FACTORS AFFECTING THE COMPANY'S REVENUES, OPERATIONS, MARKETS, PRODUCTS AND PRICES, AND OTHER FACTORS DISCUSSED IN THE SECTION ENTITLED "RISK FACTORS" ON PAGES 6 THROUGH 10 OF THIS PROSPECTUS.




























































                                       3.

                              SUMMARY OF COMPANY

          The Company develops and finances communications networks in the People's Republic of China ("PRC"). The Company's interests in its Chinese communications networks include a Global Service Mobile system ("GSM") and a multimedia network both in the northern province of Hebei, PRC. The Company holds these interests through Sino-foreign joint ventures, which are the legally authorized vehicle for foreign investment in China. Consistent with PRC laws and regulations, the Company's Sino-foreign joint ventures have entered into contracts with authorized network operators in the PRC to build networks and sell the assets of such networks to the operators for a portion of the cash-flow generated by operations of the networks.

          Each of the Company's joint ventures, Hebei United Communications Equipment Company Limited ("Hebei Equipment") and Hebei United Telecommunications Engineering Company Limited ("Hebei Engineering"), is organized under the laws of the PRC as a Sino-foreign equity joint venture enterprise, a distinct legal entity with limited liability. Such entities are governed by the Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investments, and implementing regulations related thereto. The parties to the joint ventures have contractual rights to the financial returns of the joint venture in proportion to the joint venture interests that they hold. The transfer or increase of an interest in a Sino-foreign equity joint venture enterprise requires agreement among the parties to the venture and is effective upon approval of relevant government agencies. For a discussion of the risks associated with PRC laws, regulations and policies, see "Risk Factors -- Risks Relating to Doing Business in the PRC -- PRC Laws; Evolving Regulations and Policies."

          In March 1996, the Company formed a joint venture with a 60.8% equity interest in Hebei Equipment. As a result, Hebei Equipment was converted from a PRC enterprise into a Sino-foreign joint venture company. On April 15, 1997, all PRC governmental approvals were finalized for the conversion of Hebei Equipment to a Sino-foreign joint venture company.

          The Company, through Hebei Equipment, is currently involved in the development of two communications networks in Hebei Province: a digital cellular telephone network (the "GSM Network") and a province-wide multimedia network (the "Hebei Multimedia Network"). The GSM Network is being constructed by Hebei Engineering, which is a 51%-owned subsidiary of Hebei Equipment and is 49%-owned by Nippon Telegraph and Telephone International ("NTTI"), a subsidiary of Nippon Telegraph & Telephone Corporation. The Hebei Multimedia Network, which will link existing cable television systems in Hebei Province, is being constructed by Hebei Equipment.

          Hebei Engineering is constructing the GSM Network pursuant to a 15-year agreement (the "UNICOM Agreement"), dated February 9, 1996, with China United Communications Co. ("UNICOM"). UNICOM holds one of two licenses to operate cellular telephone networks in the PRC. Under the terms of the UNICOM Agreement, Hebei Engineering will build the GSM Network and sell ownership of the GSM Network over the life of the agreement to UNICOM in exchange for a majority share of cash flow generated by UNICOM from UNICOM's operation of the GSM Network. Hebei Engineering will also provide consulting assistance to UNICOM in the operation of the GSM Network. Hebei Engineering will receive 78% of up front connection fees paid by new subscribers to connect to the GSM Network, 78% of depreciation of fixed assets and 78% of net income generated by UNICOM from operation of the GSM Network until February 9, 2011. Through the Company's 60.8% interest in Hebei Equipment and Hebei Equipment's 51% interest in Hebei Engineering, the Company holds an indirect 31% interest in Hebei Engineering.

          Under the UNICOM Agreement, the GSM Network will provide cellular telephone service, using the Global Service for Mobile Telecommunications technology, in the eleven major cities of Hebei Province, which have a total population, including surrounding metropolitan areas, of approximately 50 million, or approximately 78% of Hebei Province's total population of approximately 64 million. In the first phase of construction, the GSM Network will be built in 7 major cities, and have a subscriber capacity of 40,000. In the second phase of construction, the GSM Network will be built in the remaining four major cities of Hebei Province,thereby expanding the total network capacity to 70,000. Based on market demand, management believes the capacity of the GSM Network may be expanded in the future beyond 70,000 subscribers. In February 1997, the GSM Network commenced commercial operations in Shijiazhuang, the capital of Hebei Province. Six additional cities are anticipated to commence commercial operation before the end of 1997. Construction in the remaining four major cities of Hebei Province

                                       4.

is anticipated to commence during the first half of 1998. See "Risk Factors -- Risks Relating to the Company's Joint Venture Operations."

          As of August 6, 1997, construction of the first phase of the GSM Network had been financed with a $3 million equity investment from Hebei Equipment and NTTI, and vendor financing guaranteed by NTTI and a $20 million Term Loan facility from Bank of Tokyo Mitsubishi guaranteed by NTTI. Of these amounts, the Company has provided $1.17 million of equity funding to Hebei Engineering through the Company's investment in Hebei Equipment. At present, all funding required for completion of the first phase of construction has been obtained by Hebei Engineering.

          On April 8, 1997, Hebei Equipment entered into a 20-year agreement (the "Hebei Multimedia Agreement") with Hebei Cable Television Station, the monopoly provider of cable television service in Hebei Province, pursuant to which Hebei Equipment will (i) build a fiber-optic and microwave network to connect the existing cable television systems in the eleven major cities in Hebei Province, (ii) upgrade one city on a trial basis to a hybrid fiber coaxial network ("HFC"), and (iii) hold the option to upgrade the network to an HFC network. Under the Hebei Multimedia Agreement, Hebei Equipment will sell ownership of the Hebei Multimedia Network to Hebei Cable Television Station in exchange for a majority share of cash flow generated by Hebei Cable Television Station from operation of the Hebei Multimedia Network. Hebei Equipment will also provide operating personnel and assistance to Hebei Cable Television Station in the operation of the Hebei Multimedia Network. Until Hebei Equipment has recovered its investment, Hebei Equipment will receive 80% of depreciation of fixed assets and 80% of net income generated by Hebei Cable Television Station from operation of the Hebei Multimedia Network. Thereafter, for the balance of 20 years from the commencement date of formal commercial operations, Hebei Equipment will receive 30% of depreciation of fixed assets and 30% of net income generated by Hebei Cable Television Station from operation of the Hebei Multimedia Network. Hebei Cable Television Station is a subsidiary enterprise of the Hebei Radio and Television Department, under the jurisdiction of the Ministry of Radio, Film and Television in the PRC.

          The current funding requirement for the Hebei Multimedia Network is estimated at approximately $23 million to link cable systems in the eleven largest cities in Hebei Province. As of August 6, 1997, the Company had invested approximately $1.0 million in Hebei Equipment for purposes of investment in the Hebei Multimedia Network. The Company anticipates that the balance of required funding will be provided in the form of equity and debt investments in Hebei Equipment and additional joint venture entities that may be established with strategic partners. See "Risk Factors -- Risks Relating to the Company's Joint Venture Operations."

          The Company was originally founded as a Colorado corporation on May 10, 1982, and was reincorporated under the laws of the State of Delaware on July 10, 1996. Since April 1995, the Company has been engaged in the business of developing telecommunications networks in the PRC. In January 1996, the Company sold substantially all of the assets of ITV Communications, Inc., the former primary operating subsidiary of the Company. On July 8, 1997, the Company changed its name to "AmTec, Inc." from "AVIC Group International, Inc." The Company's principal executive office is located at 599 Lexington Avenue, 44th Floor, New York, New York 10022. Its telephone number is (212) 319-9160.












                                       5.

                                 RISK FACTORS

          THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE, INVOLVE A HIGH DEGREE OF RISK, AND SHOULD NOT BE PURCHASED BY ANY INVESTOR WHO CANNOT AFFORD THE LOSS OF HIS ENTIRE INVESTMENT. PRIOR TO MAKING AN INVESTMENT DECISION WITH RESPECT TO THE SECURITIES OFFERED HEREBY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, ALONG WITH THE OTHER MATTERS DISCUSSED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS:

COMPANY AND FINANCIAL RISKS

          PRIOR AND ANTICIPATED LOSSES. To date, the Company's current operations have not generated revenue and the Company has experienced net losses of $4,064,885 and $5,281,730 during the fiscal years ended March 31, 1997 and 1996, respectively. The Company does not expect to achieve profitability during the current fiscal year. The ability of the Company to achieve profitability is dependent upon numerous factors, including the operations of the Company's joint venture projects and its ability to finance, develop and implement its PRC telecommunications projects. There can be no assurance that the Company will achieve profitability in any future period.

          HOLDING COMPANY. The Company is a holding company. The Company's operating assets and only source of income and operational cash flow are its interests in its existing subsidiaries. The ability of the Company to pay any dividends on its capital stock is entirely dependent on the Company's ability to receive distributions from its subsidiaries. See "Risk Factors -- Risks Relating to the Company's Joint Venture Operations" and "-- Risks Relating to Doing Business in the PRC."

          EARLY STAGE PROJECTS. The telecommunications projects which constitute the Company's entire business are in the early stages, and are subject to all of the risks inherent in the establishment of new telecommunications projects. The likelihood of the success of the Company's PRC telecommunications operations must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the construction and operation of a new telecommunications network. There can be no assurance that the Company's existing or future PRC telecommunications operations will be successfully implemented or that any of them will generate any revenue for the Company. See "Risk Factors -- Risks Relating to the Company's Joint Venture Operations."

          EXPLANATORY PARAGRAPH IN AUDITORS' REPORT. Both of the Company's independent auditors have included an explanatory paragraph in their Independent Auditors' Reports in the Annual Report on Form 10-KSB for the fiscal years ended March 31, 1997 and 1996 and the Transition Report on Form 10-KSB for the fiscal year ended March 31, 1995 to the effect that the Company's substantial capital requirements and the Company's operating losses since inception raise substantial doubt about the Company's ability to continue as a going concern. Realization of the Company's assets is dependent upon the Company's ability to raise capital to meet its financing and operating requirements and the success of its majority owned subsidiary in the PRC to complete its projects and to obtain profitable operations. There can be no assurance that the Company can meet its capital requirements on terms favorable to the Company or at all, or that the business of the Company's subsidiary will ever achieve profitable operations.

          POSSIBLE NEED FOR ADDITIONAL CAPITAL. The Company's future capital requirements will depend on many factors, including, but not limited to, the financial success of the Company's PRC telecommunications operations, future capital requirements of the Company's operations and capital requirements arising out of participation in other telecommunications networks in the future. At present, the Company's only contractual obligation is for the Hebei Multimedia Network. To the extent that existing funds are insufficient to fund the Company's activities, the Company may need to raise additional capital through public or private financing. If additional funds are raised through the issuance of equity securities, the percentage ownership of existing shareholders of the Company will be reduced, and such equity securities may have rights, preferences, or privileges senior to those of the holders of the existing securities. No assurance can be given that additional financing will be available or that, if available, it can be obtained on terms favorable to the Company and its shareholders. If adequate funds are not available, the Company may default on commitments for existing projects, which may have a material adverse effect on the business and financial condition as well as cash flow of the Company.



                                       6.

          COMPETITION. The opportunity to profit from growth in the PRC's telecommunications sector has attracted participants from around the world. Many such competitors have greater marketing resources and technological capability as well as greater financial resources than the Company. Accordingly, there can be no assurance that the Company will be successful in securing roles in additional PRC telecommunications networks or, if able to do so, will be able to negotiate favorable terms.

          POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS. The Company's Certificate of Incorporation includes certain provisions which are intended to protect the Company's stockholders by rendering it more difficult for a person or persons to obtain control of the Company without cooperation of the Company's management. These provisions include certain super-majority requirements for the amendment of the Company's Certificate of Incorporation and Bylaws. Such provisions are often referred to as "anti-takeover" provisions. The inclusion of such provisions in the Certificate of Incorporation may delay, deter or prevent a takeover of the Company which the stockholders may consider to be in their best interests, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of their securities at above-market prices, or limit the ability of stockholders to remove incumbent directors as readily as the stockholders may consider to be in their best interests.

          CONTROL BY PRINCIPAL STOCKHOLDERS. Tweedia International Limited ("Tweedia") is the Company's principal stockholder and has the beneficial ownership of approximately 43.9% of the outstanding Common Stock. As a result of such Common Stock ownership, Tweedia is in a position to exercise significant control with respect to the affairs of the Company and the election of the Company's directors. In addition, a potential buyer might be deterred from an effort to acquire the Company, absent the consent of Tweedia or its participation in the transaction.

          EFFECT OF TECHNOLOGICAL CHANGE ON OPERATIONS. The market in the telecommunications industry is characterized by rapidly changing technology. There can be no assurance that technologies developed by others will not render obsolete or otherwise significantly diminish the value of the business operations of the joint ventures in which the Company participates.

SECURITIES RISKS

          VOLATILE MARKET FOR COMMON STOCK. There is no assurance that a regular trading market for the Company's Common Stock will be sustained. The market price for the Company's Common Stock may be significantly affected by such factors as the Company's financial performance, the market price of its competitors' stock, or market conditions in general. The Company's Common Stock price has been particularly volatile. During the past 12 months, the Company's Common Stock has traded in a range between $6.25 per share and $2.25 per share. As of August 6, 1997, the closing price of the Common Stock on the American Stock Exchange was $3.00. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility for many companies, particularly small and emerging growth companies, and these wide price fluctuations are not necessarily related to the operating performance of these companies. Accordingly, there may continue to be significant volatility in the market for the Company's Common Stock. The Common Stock offered hereby may be offered and sold from time to time throughout an indefinite and extended period of time. Such sales may have an adverse effect on the prevailing market price for the Common Stock. The extent of such adverse effect, if any, cannot be predicted, but based on the volume of trading in the market and on the number of shares that could be sold hereunder, such adverse effect may be material.

          POSSIBLE DILUTIVE EFFECT OF OUTSTANDING OPTIONS, WARRANTS,
PREFERRED STOCK AND INVESTMENT AGREEMENT. As of August 6, 1997, there were 11,913,484 shares of Common Stock reserved for issuance upon exercise of stock options and warrants that have been granted or issued. 6,272,284 of the outstanding options and 2,344,200 of the outstanding warrants are currently exercisable at exercise prices ranging from $0.125 to $9.27 per share. Additional shares of Common Stock are reserved for issuance upon the exercise of options available for future grant under the Company's stock option plans and upon the conversion of certain outstanding shares of preferred stock. Because the Company anticipates that the trading price of Common Stock at the time of exercise of any such options or warrants will exceed the exercise price, such exercise will have a dilutive effect on the Company's stockholders. As the number of shares of Common Stock issuable upon the conversion of the Series C Preferred Shares and the Series D Preferred Shares is based on the lowest trading price during a period immediately preceding the conversion, such conversion may have a dilutive effect on the Company's stockholders. In addition, on March 31, 1997, the

                                       7.

Company entered into a Common Stock Investment Agreement with one of the Selling Securityholders pursuant to which the Selling Securityholder may provide up to $25 million in equity funding to the Company. The Company has agreed to issue a minimum of $4,000,000 in Common Stock, at a 10% discount to market price, to the Selling Securityholder. Such sales of shares of Common Stock to the Selling Securityholder may have a dilutive effect on the Company's stockholders.

          LACK OF DIVIDENDS ON COMMON STOCK. The Company has paid no dividends on its Common Stock to date and there are no plans for paying dividends on the Common Stock in the foreseeable future. The Company has certain obligations to pay dividends, which can be paid in common stock to holders of the Series C and D Preferred Shares. Except for dividends which may be payable on the shares of issued and outstanding preferred stock and other preferred stock that may be issued from time to time in the future that require such dividends, the Company intends to retain earnings, if any, to provide funds for the expansion of the Company's business.

          ISSUANCE OF ADDITIONAL SHARES; SHARES ELIGIBLE FOR FUTURE SALE. Future sales of shares of Common Stock by the Company and its stockholders could adversely affect the prevailing market price of the Common Stock. Pursuant to its Certificate of Incorporation, the Company has the authority to issue 68,637,923 additional shares of Common Stock and 8,475,322 additional shares of preferred stock. The issuance of such shares could result in the dilution of the voting power and other rights of the currently issued and outstanding shares of Common Stock. As of August 6, 1997, certain investors who have held an aggregate of approximately 8.7 million shares of restricted Common Stock may sell such shares without restriction. Such sales may have a materially adverse effect on the prevailing market price of the Common Stock. The extent of such adverse effect, if any, cannot be predicted, but based on the volume of trading in the market and on the number of shares that could be sold thereunder, such adverse effect may be material.

          FUTURE ISSUANCE'S OF PREFERRED STOCK. The Company's Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with such designation, powers, rights and preferences as may be determined from time to time by the Board of Directors, without stockholder approval. In the event of the issuance of additional series of preferred stock, such preferred stock could have voting, liquidation, dividend and other rights superior to the rights of the outstanding stock of the Company and, in addition, could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

RISKS RELATING TO THE COMPANY'S JOINT VENTURE OPERATIONS

          CONSTRUCTION AND OPERATION OF PROPOSED TELECOMMUNICATIONS NETWORKS. The telecommunications networks in the PRC which the Company's joint ventures are currently engaged in developing may experience difficulties and delays relating to the construction and operation of such networks. While the Company's joint ventures have undertaken to obtain the technical capability, personnel or resources to build, service and maintain a telecommunications network in the PRC, the performance of all or any of the Company's joint venture obligations under its agreements relating to PRC telecommunications networks may require the cooperation and participation of third parties. Such third parties may be parties to or independent contractors with the Company's Sino-foreign joint ventures, for the purpose of building, servicing or maintaining any such telecommunications network. There can be no assurance that the Company's joint ventures will be able to obtain such cooperation, if required, with respect to its PRC telecommunications networks. Moreover, there can be no assurance that such networks will be completed in a timely manner, if at all, or that any financing which may be completed with respect to any such network will be sufficient to complete or to operate any proposed project. The failure by the joint ventures to achieve these goals, or any difficulties or delays, may have a material adverse effect on the Company's business, financial condition, cash flow and results of operations.

          SIGNIFICANT ADDITIONAL FUNDING OF JOINT VENTURE PROJECTS REQUIRED. The aggregate funding required from joint venture partners for the first phase of construction for the Hebei Multimedia Network is approximately $23 million of which, to date, $1.0 million has been invested by the Company into Hebei Equipment. While the Company and Hebei Equipment currently have approximately $4 million of cash on hand and the Company has entered into a $25 million Common Stock Investment Agreement, material limitations exist on the Company's right to access funds under such agreement. At present there can be no assurance that the Company will meet its funding requirement for the Hebei Multimedia Network. Beyond this expansion phase, future capital requirements for the GSM Network will depend on the rate of network capacity growth which, in turn, will depend on the market


                                       8.

acceptance of the GSM cellular service, among other factors. There can be no assurance that the Company's joint venture partners will meet their funding commitments under the joint venture contracts. It is anticipated that debt or equity contributions made by the Company and its partners to the joint ventures, as well as additional loans made by third parties, will be used to develop the GSM Network and the Hebei Multimedia Network. However, there can be no assurance that the equity contributions and loans made, or to be made, to the joint ventures by their respective partners will be sufficient to meet the capital needs of either the GSM Network or the Hebei Multimedia Network, or to successfully complete or support the competitive position of either project. The Company may elect to make additional equity contributions or loans to either joint venture to fund such additional capital needs, thus creating an additional demand on the Company's capital, or may elect not to make such payments, which may negatively affect the successful implementation of the networks. Securing alternative sources of funds may dilute the Company's ownership

          ROLE IN FUTURE EXPANSION OF THE HEBEI GSM NETWORK. Further expansion of the GSM Network is anticipated beyond Phase II of the Hebei GSM Network, but the joint venture partners, timing and amount of investment have not been finally determined. In the event of such expansion, UNICOM is to give preferential consideration, in securing new investment, to investments from the Company and its joint venture partners on the same terms as their prior investments. However, at present there can be no assurance that further expansion of the GSM Network will occur, or that the Company will be allowed to participate in later stages of the Hebei GSM project.

          COMPETITION WITH THE MINISTRY OF POSTS AND TELECOMMUNICATIONS AND OTHERS. The two primary providers of telecommunications services in China, the Ministry of Posts and Telecommunications (the "MPT") (through its operating subsidiary China Telecom) and UNICOM, compete intensely. UNICOM has entered into a contract with a subsidiary of the Company with respect to the GSM Network, and, therefore, the Company indirectly competes with the MPT in certain of its activities. The MPT has a dominant market share in all sectors of telecommunications in China, and already has established a fixed-wire network in the country. Moreover the MPT regulates and licenses all public telephone service projects in China, including network access, and maintains the ability to make important regulatory decisions with respect to its competitors, including the Hebei GSM project. The Company's joint venture may also have to compete with other telecommunications services providers, some of which may have greater marketing and development budgets and greater capital resources than the Company's joint ventures.
Accordingly, there can be no assurance that the Company will be able to achieve and maintain a competitive position in the PRC telecommunications industry. In addition, new competitors may be entering the market, including the People's Liberation Army through it's Great Wall Communications Group.

          GOVERNMENT APPROVAL FOR JOINT VENTURE PROJECTS. All the Company's joint venture contracts will require approval at some level of the provincial or related government in China. There can be no assurance that in the future all necessary governmental approvals will be obtained for joint venture projects that the Company may enter in the future.

RISKS RELATING TO DOING BUSINESS IN THE PRC

          INTERNAL POLITICAL RISKS. The Company's business operations may be adversely affected by the political environment in the PRC. The PRC has been a socialist state since 1949 and is controlled by the Communist Party of China. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reforms program, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation and imposition of additional restrictions on currency conversion and remittances abroad and foreign investment. These effects could substantially impair the Company's business, profits or prospects in China. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

          GOVERNMENT CONTROL OVER ECONOMY. The PRC only recently has permitted greater provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the

                                       9.

implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require the Company to divest the interests it then holds in Chinese properties or joint ventures. Any such developments could have a material adverse effect on the business prospects of the Company.

          INFLATION AND ANTI-INFLATION POLICIES. In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation, which have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has moderated since 1995, high inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other action which could inhibit economic activity in China, and, thereby, adversely affect the Company's intended business operations in the PRC.
There can be no assurance that potential high rates of inflation and any PRC anti-inflation policies adopted in the future will not have a material adverse effect on the Company's liquidity and business operations.

          RESTRICTIONS ON FOREIGN CURRENCY EXCHANGE. The Renminbi is not a freely convertible currency at present. The Company's joint ventures will receive nearly all of their revenue in Renminbi, which will need to be converted to other currencies, primarily U.S. dollars, and remitted outside of the PRC. Effective July 1, 1996, foreign currency "current account" transactions by foreign investment enterprises, including Sino-foreign joint ventures, are no longer subject to the approval of State Administration of Foreign Exchange ("SAFE", formerly, "State Administration of Exchange Control"), but need only a ministerial review, according to the ADMINISTRATION OF THE SETTLEMENT, SALE AND PAYMENT OF FOREIGN EXCHANGE PROVISIONS promulgated in 1996 (the "FX regulations"). "Current account" items include international commercial transactions which occur on a regular basis, such as those relating to trade and provision of services. Distributions to joint venture parties also are considered a "current account transaction." Other non-current account items, known as "capital account" items, remain subject to SAFE approval.

          EXCHANGE RATES LOSSES. Until 1994, the Renminbi had experienced a gradual but significant devaluation against most major currencies, including U.S. dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. dollar has remained stable. However, if devaluation of the Renminbi were to occur in the future, the Company's returns on its operations in China, which are expected to be in the form of Renminbi, will be negatively affected upon conversion to U.S. dollars.

          PRC LAWS; EVOLVING REGULATIONS AND POLICIES. The PRC's legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter.
China's regulations and policies with respect to foreign investments are evolving. Definitive regulations and polices with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published, statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks that the Company will not be able to achieve its investment objectives. There can be no assurance that the Company will be able to enforce any legal rights it may have under its joint venture contracts or otherwise.

          EXPROPRIATION. The PRC government has, in the past, renounced various debt obligations incurred by predecessor governments, which obligations remain in default, and expropriated assets without compensation. There can be no assurance that the PRC government will not in the future expropriate or nationalize assets which may relate to any current or prospective business operations of the Company.

          RELIANCE ON STATISTICS. Statistics relating to economic, demographic, and general business data are not widely disseminated within or outside of the PRC. Further, certain PRC statistics may not be compiled in accordance with, or may not be subject to, Western standards of accuracy. The resultant imperfect information naturally hinders the performance of the Company's business planning or investment analysis and introduces risks in conducting business in the PRC.


                                      10.

                                USE OF PROCEEDS

          The Company may receive cash consideration in connection with the conversion of the Series C Preferred Shares and the Series D Preferred Shares if the lowest market price of the Common Stock during the 30 business day period immediately preceding the conversion date of such preferred stock exceeds certain levels. The Company intends to use any cash proceeds that it may receive in connection with such conversion of preferred stock for financing telecommunications networks in the PRC and for working capital purposes. The Company will not otherwise receive any proceeds from the sale by the Selling Securityholders of any of the Shares offered hereby. The Company will pay all of the costs of this offering.

                            SELLING SECURITYHOLDERS

          The Shares being offered hereby by the Selling Securityholders represent Shares of Common Stock (i) previously issued by the Company in connection with: a private placement financing by the Company in November 1996; the settlement in March 1997 of a lawsuit involving the lease of certain property by a wholly-owned subsidiary of the Company; compensation for legal services provided to the Company; compensation for consulting services provided to the Company in October and November 1996; and the sale of shares of Common Stock to an institutional investor pursuant to an investment agreement; (ii) issuable in connection with the conversion of the Company's currently outstanding Series C Preferred Shares, together with any accrued but unpaid dividends on the Series C Preferred Shares that the Company may pay in shares of Common Stock upon conversion of the Series C Preferred Shares; and (iii) issuable in connection with the conversion of the Company's currently outstanding Series D Preferred Shares, together with any accrued but unpaid dividends on the Series D Preferred Shares that the Company may pay in shares of Common Stock upon conversion of the Series D Preferred Shares. In each of the foregoing transactions, the Company agreed to provide registration rights that require the Company to register the Shares of Common Stock issued or issuable to the Selling Securityholders.
The Shares have been registered pursuant to such registration rights.

          The terms of the foregoing transactions were determined by arm's-length negotiations between the Company and the Selling
Securityholders. Neither the Selling Securityholders nor their affiliates had or has any material relationship with the Company or its officers, directors or affiliates except as noted in the table below.



















                                      11.

          The following table sets forth as of the date of this Prospectus the number and percent of shares of Common Stock beneficially owned by the Selling Securityholders, the number of shares of Common Stock offered hereby by the Selling Securityholders, and the number and percent of shares of Common Stock to be held by the Selling Securityholders after the conclusion of this offering.

                                              Before Offering                                    After Offering
                                        --------------------------                        --------------------------
                                           Number of                     Number of          Number of
                                            Shares                         Shares            Shares
                                         Beneficially                      Being          Beneficially
           Selling Securityholders        Owned(1)(2)     Percent         Offered          Owned(1)(3)      Percent
           -----------------------      --------------   ---------       ----------       --------------   ---------
Jerome H. Lemelson                          500,000         1.6           500,000                  0           --
Neil Simon                                  250,000          *            250,000                  0           --
Joan A. Stanton                             125,000          *            125,000                  0           --
Philip Suarez                               125,000          *            125,000                  0           --
6800 Owensmouth, Inc.                        41,667          *             41,667                  0           --
Troy & Gould Professional
  Corporation(4)                             33,462          *             33,462                  0           --
Westergaard Publishing Corporation            5,000          *              5,000                  0           --
Promethean Investment Group L.L.C.        1,570,998         4.8         1,570,998                  0           --
Heracles Fund(5)(6)                       2,443,000         7.2         2,443,000                  0           --
Themis Partners, L.P.(5)                    420,000         1.3           420,000                  0           --
Sam Yang Merchant Bank(5)                   630,000         2.0           630,000                  0           --
Angelo, Gordon & Co., L.P.(5)               126,000          *            126,000                  0           --
AG Super Fund International
  Partners, L.P.(5)                          84,000          *             84,000                  0           --
GAM Arbitrage Investments, Inc.(5)          126,000          *            126,000                  0           --
AG Super Fund, L.P.(5)                       84,000          *             84,000                  0           --
Raphael, L.P.(5)                            168,000          *            168,000                  0           --
MichaelAngelo, L.P.(5)                      168,000          *            168,000                  0           --
AG Long Term Super Fund, L.P.(5)             84,000          *             84,000                  0           --

----------------------------------
*  less than 1%

(1) Pursuant to the rules promulgated under the Exchange Act, a person is deemed to be the beneficial owner of a security if that person has the right to acquire ownership of such security within 60 days.
(2) The number of Shares issuable to the Selling Securityholders in connection with the conversion of the Series C Preferred Shares and the Series D Preferred Shares is variable and depends upon the market price of the Common Stock during the 30 business day period immediately preceding the conversion dates of such preferred stock. The table reflects the issuance pro-rata to the Selling Securityholders of the maximum number of Shares covered by this Prospectus for issuance in connection with such conversion. Thus certain Selling Securityholders may be entitled to receive more or less shares of Common Stock than indicated in the table.
(3) The table assumes that the Selling Securityholders will dispose of all Shares owned by them that are being registered for sale by this Prospectus.
(4) Troy & Gould Professional Corporation has provided legal services from time to time to the Company. See "Legal Matters."
(5) Selling Securityholders of Shares issuable in connection with conversion of the Series C Preferred Shares.
(6) Selling Securityholder of Shares issuable in connection with conversion of the Series D Preferred Shares.









                                      12.

                             PLAN OF DISTRIBUTION

          The Selling Securityholders may sell, directly or through brokers, the Shares in negotiated transactions or in one or more transactions in the market through the facilities of the American Stock Exchange at the price prevailing at the time of sale. In connection with such sales, the Selling Securityholders and any participating broker may be deemed to be "underwriters" of the Shares within the meaning of the Securities Act, although the offering of these securities will not be underwritten by a broker-dealer firm. Sales in the market may be made to broker-dealers making a market in the Common Stock or other broker-dealers, and such broker-dealers, upon their resale of such securities, may be deemed to be "selling securityholders" in this offering. It is anticipated that usual and customary brokerage fees will be paid by the Selling Securityholders in all open market transactions. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Securityholders. The Company has agreed to indemnify certain of the Selling Securityholders against such liabilities as they may incur as a result of any untrue statement of a material fact in the Registration Statement of which this Prospectus forms a part, or any omission herein or therein to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Such indemnification includes liabilities that such Selling Securityholders may incur under the Securities Act.

          The Company will bear all costs and expenses of the registration under the Securities Act and certain state securities laws of the Common Stock, other than fees of counsel (if any) for the Selling Securityholders and any discounts or commissions payable with respect to sales of such securities.

          From time to time this Prospectus will be supplemented and amended as required by the Securities Act. During any time when a supplement or amendment is so required, the Selling Securityholders are required to cease sales until the Prospectus has been supplemented or amended.

                                 LEGAL MATTERS

          The validity of the securities offered hereby has been passed upon by Troy & Gould Professional Corporation, Los Angeles, California. As of the date of this Prospectus, Troy & Gould Professional Corporation owns 33,462 shares of the Company's Common Stock, all of which may be offered pursuant to this Prospectus. See "Selling Securityholders."

                                    EXPERTS

          The consolidated financial statements as of March 31, 1997 and for the year then ended incorporated in this prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended March 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in auditing and accounting.

          The audited consolidated financial statements as of March 31, 1996 and for the two years then ended contained in the Annual Report on Form 10-KSB of the Company for the year ended March 31, 1997, and incorporated in this Prospectus by reference, have been so incorporated in reliance on the reports of Singer Lewak Greenbaum & Goldstein LLP, independent public accountants, given on the authority of said firm as experts in auditing and accounting.








                                      13.

-------------------------------------------------------------------------------

          No dealer, salesman or other person has been authorized to give any information or make any representations, other than those contained in this Prospectus, in connection with the offering hereby, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Securityholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any State or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the facts herein set forth since the date hereof.

                               ---------------

                              TABLE OF CONTENTS

                                                                            PAGE

Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
Incorporation of Certain Documents by Reference . . . . . . . . . . . . . . .  2
Summary of Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Selling Securityholders . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13


                       6,984,127 Shares of Common Stock

                                  AMTEC, INC.





                                 ------------

                                  PROSPECTUS

                                 ------------



                                _______________, 1997








-------------------------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The Company estimates that expenses in connection with the distribution described in this Registration Statement will be as follows. All expenses incurred with respect to the distribution will be paid by the Company, and such amounts, with the exception of the Securities and Exchange Commission registration fees, are estimates.

          SEC registration fee. . . . . . . . . . . . . . . . .      $   6,286
          American Stock Exchange listing fees  . . . . . . . .              0
          Blue Sky fees and expenses. . . . . . . . . . . . . .            500
          Accounting fees and expenses. . . . . . . . . . . . .          3,000
          Legal fees and expenses . . . . . . . . . . . . . . .         10,000
          Printing and engraving expenses . . . . . . . . . . .          3,000
          Miscellaneous . . . . . . . . . . . . . . . . . . . .          1,000
                                                                     ---------

            Total . . . . . . . . . . . . . . . . . . . . . . .      $  23,786
                                                                     ---------
                                                                     ---------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "GCL"), the Certificate of Incorporation of the Company eliminates the liability of the Company's directors to the Company or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith, and certain other liabilities.

          The Certificate of Incorporation, and the Bylaws of the Company provide for the indemnification of directors and officers to the fullest extent permitted by the GCL.

          Section 145 of the GCL authorizes indemnification when a person is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred and amounts paid in such proceeding if actually and reasonably incurred by him or her in connection therewith.

          If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any matter as to which such person is adjudged to be liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper. Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

          In addition, the Company has adopted a form of indemnification agreement (the "Indemnification Agreement") which provides the indemnitee with the maximum indemnification allowed under applicable law. The Company has not entered into Indemnification Agreements with any of its directors, officers, employees or consultants as of August 6, 1997. Since the Delaware statute is non-exclusive, it is possible that certain claims

                                      (i)
beyond the scope of the statute may be indemnifiable. The Indemnification Agreements provide a scheme of indemnification which may be broader than that specifically provided by Delaware law. It has not yet been determined, however, to what extent the indemnification expressly permitted by Delaware law may be expanded, and therefore the scope of indemnification provided by the Indemnification Agreements may be subject to future judicial interpretation.

          The Indemnification Agreement provides, in pertinent part, that the Company shall indemnify an indemnitee who is or was a party or is threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative by reason of the fact that the indemnitee is or was a director, officer, key employee or agent of the Company or any subsidiary of the Company. The Company shall advance all expenses, judgments, fines, penalties and amounts paid in settlement (including taxes imposed on indemnitee on account of receipt of such payouts) incurred by the indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding as described above. The indemnitee shall repay such amounts advanced only if it shall be ultimately determined that he or she is not entitled to be indemnified by the Company. The advances paid to the indemnitee by the Company shall be delivered within 20 days following a written request by the indemnitee. Any award of indemnification to an indemnitee, if not covered by insurance, would come directly from assets of the Company, thereby affecting a stockholder's investment.

          The Company has obtained directors' and officers' liability insurance with an aggregate liability for the policy year, inclusive of costs of defense, in the amount of $3,000,000.

          The registration rights agreements between the Company and certain Selling Securityholders provide that the Company shall indemnify such Selling Securityholder, and such Selling Securityholder shall indemnify the Company and the officers and directors of the Company, for certain liabilities, including certain liabilities under the Securities Act.

ITEM 16.  EXHIBITS

          The following exhibits, which are furnished with this Registration Statement or incorporated by reference, are filed as part of this Registration Statement:

EXHIBIT
  NO.                             DESCRIPTION
  ---                             -----------
  4.1    Form of Common Stock certificate(1)
  5.1    Opinion of Troy & Gould Professional Corporation
 23.1    Consent of Deloitte & Touche LLP
 23.2    Consent of Singer Lewak Greenbaum & Goldstein LLP
 23.3    Consent of Troy & Gould Professional Corporation
           (contained in Exhibit 5.1)
 24.1    Power of Attorney (contained in Part II)

-------------

(1) Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997, which exhibit is incorporated herein by reference.


ITEM 17.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by

                                      (ii)
a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)    The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement.

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.














                                     (iii)

                                    SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on August 6, 1997.

                                    AMTEC, INC.



                                    By  /s/ JOSEPH R. WRIGHT, JR.
                                       ----------------------------
                                       Joseph R. Wright, Jr.,
                                       Chairman of the Board,
                                       Chief Executive Officer and President

                              POWER OF ATTORNEY

          The officers and directors of AmTec, Inc., whose signatures appear below, hereby constitute and appoint Joseph R. Wright, Jr. and Michael J. Lim, and each of them, their true and lawful attorneys and agents, each with power to act alone, to sign, execute and cause to be filed on behalf of the undersigned any amendment or amendments, including post-effective amendments, to this Registration Statement of AmTec, Inc. on Form S-3. Each of the undersigned does hereby ratify and confirm all that said attorneys and agents shall do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the dates indicated.

       SIGNATURE                       TITLE                                 DATE
       ---------                       -----                                 ----

/s/ JOSEPH R. WRIGHT, JR.      Chairman of the Board,                   August 6, 1997
----------------------------
Joseph R. Wright, Jr.          Chief Executive Officer and President
                               (Principal Executive Officer)

/s/ RICHARD T. MCNAMAR         Vice Chairman of the Board               August 6, 1997
----------------------------
Richard T. McNamar


/s/ XIAO JUN                   Executive Vice President - AVIC China    August 6, 1997
----------------------------
Xiao Jun                       and Director


/s/ JAMES. R. LILLEY           Director                                 August 6, 1997
----------------------------
James R. Lilley


/s/ MICHAEL H. WILSON          Director                                 August 6, 1997
----------------------------
Michael H. Wilson


                               Director                                 August ___, 1997
----------------------------
Drew Lewis


                               Director                                 August ___, 1997
----------------------------
Ju Feng


                               Director                                 August ___, 1997
----------------------------
Teoh Set Seng


/s/ RICHARD S. BRADDOCK        Director                                 August 6, 1997
----------------------------
Richard S. Braddock


/s/ MICHAEL J. LIM             Executive Vice President - Operations    August 6, 1997
----------------------------
Michael J. Lim                 (Principal Financial and Accounting
                                Officer)

                                 EXHIBIT INDEX

          The following exhibits, which are furnished with this Registration Statement or incorporated by reference, are filed as part of this Registration Statement:

EXHIBIT
  NO.                             DESCRIPTION
  ---                             -----------
  4.1    Form of Common Stock certificate(1)
  5.1    Opinion of Troy & Gould Professional Corporation
 23.1    Consent of Deloitte & Touche LLP
 23.2    Consent of Singer Lewak Greenbaum & Goldstein LLP
 23.3    Consent of Troy & Gould Professional Corporation
           (contained in Exhibit 5.1)
 24.1    Power of Attorney (contained in Part II)
--------------

(1) Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1997, which exhibit is incorporated herein by reference.